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                                                                     EXHIBIT 4.1
                             CHENIERE ENERGY, INC.

                            TOTAL AUTHORIZED ISSUE
                    20,000,000 SHARES WITH PAR VALUE $.003
                                 COMMON STOCK
                                                                CUSIP 16411R 109



This is to Certify that (SPECIMEN) is the owner of
                 fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

WITNESS, the facsimile seal of the Corporation and the facsimile signatures of its authorized officers.

DATED

     /s/ Charif Souki                            /s/ William D. Forster
- ----------------------------------          ----------------------------------
                         Secretary                                   President